Exhibit 3.29

CERTIFIED COPY

Deed of Amendment of the

Articles of Association of

Heli-One Defence B.V.

(previously named: Schreiner Air Target Services B.V.)

having its registered office in

Hoofddorp (Netherlands)

Number B.V. 408748

unofficial translation of the deed

and

continuous text of

the Articles of Association in the Dutch language

Deed dated 1 September 2006

VAN DOORNE N.V.

STATUTENWIJZIGING BESLOTEN VENNOOTSCHAP

SCHREINER AIR TARGET SERVICES B.V.

Op een september tweeduizend zes is voor mij, mr. Jacobine Marga Alice Tinselboer, als waarnemer van mr. Daan ter Braak, kandidaat notaris, hierna te noemen: “notaris”, waarnemende het vacante kantoor te Amsterdam van de eervol ontslagen mr. Maria Clara Waltera van Meer, verschenen:

de heer mr. Marco Ferdinand Marcusse, geboren te Woudenberg op drieentwintig juli negentienhonderd tweeenzeventig, met kantooradres Jachthavenweg 121,1081 KM Amsterdam.

De comparant heeft verklaard dat:

de algemene vergadering van aandeelhouders van de statutair gevestigd te Leiden en kantoorhoudende Parellaan 9, 2132 WS, Hoofddorp gevestigde besloten vennootschap met beperkte aansprakelijkheid: Schreiner Air Target Services B.V., hierna te noemen: de “vennootschap”, heeft op eenentwintig augustus tweeduizend zes buiten vergadering en vervolgens op eenendertig augustus tweeduizend zes in vergadering besloten de statuten van de vennootschap te wijzigen, alsmede om de comparant te machtigen deze akte te doen passeren, van welke besluiten blijkt uit een aan deze minuut gehecht aandeelhoudersbesluit;

de statuten van genoemde vennootschap laatstelijk zijn gewijzigd bij akte op negentien april tweeduizend vier verleden voor mr. M.C.W. van Meer, destijds notaris te Amsterdam, op het ontwerp waarvan de ministeriele verklaring dat van bezwaren niet is gebleken werd verleend op acht april tweeduizend vier onder nummer B.V.408748.

Ter uitvoering van gemeld besluit tot statutenwijziging heeft de comparant verklaard de statuten bij deze partieel te wijzigen als volgt:

Artikel 1 lid 1 wordt gewijzigd en komt te luiden als volgt:

1. De vennootschap draagt de naam: Heli-One Defence B.V. en is gevestigd te Hoofddorp.

Artikel 2 wordt gewijzigd en komt te luiden als volgt:

De vennootschap heeft ten doel: het verrichten van reparaties, modificaties en onderhoud ten behoeve van militaire helicopters, zo mede al hetgeen met het voorgaande verband houdt of daaraan bevorderlijk kan zijn, het opnemen en verstrekken van geldleningen, het verlenen van zekerheden (waaronder garanties en hypotheken) voor de schulden van de vennootschap en van anderen, voorts het deelnemen in-, samenwerken met-, het voeren van beheer over- en het financieren van andere ondernemingen, vennootschappen en rechtspersonen van welke aard ook.

Artikel 4 lid 1 wordt gewijzigd en komt te luiden als volgt:

1. Het maatschappelijk kapitaal van de vennootschap bedraagt negentig duizend euro (EUR 90.000), verdeeld in tweehonderd (200) aandelen van vierhonderd vijftig euro (EUR 450) elk.

Overgangsbepalingen

Heden, voor het van kracht worden van de onderhavige statutenwijziging, bedraagt het geplaatste kapitaal veertig duizend gulden (NLG 40.000), verdeeld in veertig (40) aandelen van elk nominaal eenduizend gulden (NLG 1.000).

Door het van kracht worden van de onderhavige statutenwijziging wordt elk thans geplaatst aandeel van nominaal eenduizend gulden (NLG 1.000) omgezet in een aandeel van vierhonderd vijftig euro (EUR 450), waarna het geplaatste kapitaal achttien duizend euro (EUR 18.000) zal bedragen verdeeld in veertig (40) aandelen van nominaal vierhonderd vijftig euro (EUR 450).

De vennootschap houdt een niet-uitkeerbare reserve aan ter grootte van het verschil tussen achttien duizend euro (EUR 18.000) en veertig duizend gulden (NLG 40.000).

Slot

De Minister van Justitie heeft op drieentwintig augustus tweeduizend zes onder nummer B.V. 408748 schriftelijk verklaard dat van bezwaren niet is gebleken.

Van het besluit tot statutenwijziging en de machtiging van de verschenen persoon en de verklaring van de Minister van Justitie blijkt uit aan deze akte te hechten geschriften.

De zakelijke inhoud van deze akte is door mij, notaris, aan de verschenen persoon, die aan mij, notaris, bekend is, meegedeeld en toegelicht. Vervolgens heb ik, notaris de verschenen persoon gewezen op de gevolgen die uit de inhoud van de akte voortvloeien. De verschenen persoon heeft tenslotte verklaard van de inhoud van deze akte kennis te hebben genomen en daarmee in te stemmen.

Vervolgens is deze akte, welke verleden is te Amsterdam, onmiddellijk na beperkte voorlezing, door de verschenen persoon en mij, notaris, ondertekend op de datum vermeld in de aanhef van deze akte.

W.g. de verschenen persoon en de notaris.

UITGEGEVEN VOOR AFSCHRIFT.

4 September 2006.

VAN DOORNE N.V.

The undersigned:

Jacobine Marga Alice Tinselboer, as deputy of Daan ter Braak, candidate civil-law notary, hereinafter referred to as: “civil-law notary”, as deputy of the vacant office at Amsterdam of the honourably discharged Maria Clara Waltera van Meer:

declares:

that the attached document (Attachment) is a fair but an unofficial English translation of the Deed of Amendment of the Articles of Association of Heli-One Defence B.V. (previously named: Schreiner Air Target Services B.V.), executed before me, civil law notary, on 1 September 2006, in which an attempt has been made to be as literal as possible without jeopardizing the overall continuity.

Inevitably, differences may occur in translation, ansd if so, the Dutch text will by law govern.

Signed in Amsterdam on 5 September 2006.

VAN DOORNE N.V.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

SCHREINER AIR TARGET SERVICES B.V.

On the first day of September two thousand six, there appeared before me, Jacobine Marga Alice Tinselboer, as deputy of Daan ter Braak, candidate civil-law notary, hereinafter referred to as: “civil-law notary”, as deputy of the vacant office at Amsterdam of the honourably discharged Maria Clara Waltera van Meer: Marco Ferdinand Marcusse, born in Woudenberg on the twenty third day of July nineteen hundred and seventy two, with office address at Jachthavenweg 121,1081 KM Amsterdam. The appearer has declared that:

•

the general meeting of shareholders of the private company with limited liability Schreiner Air Target Services B.V., having its registered office in Leiden and its business office at Parellaan 9, 2132 WS Hoofddorp, hereinafter referred to as: “the company” has resolved on the twenty-first day of August two thousand six to amend the articles of association of the company as stated hereinafter as well as to authorize the appearer to execute this deed of amendment of the articles of association partially of which resolutions appear from the shareholder’s resolution attached to this deed.

•

the articles of association of the company were amended lastly by deed executed by M.C.W. van Meer, at that time civil law notary at Amsterdam, on the nineteenth day of April two thousand four, on the draft of which deed the ministerial statement of no objections, was granted on the eighth day of April two thousand four, under number B.V. 408.748

In order to execute said resolution to amend the articles of association, the appearer has declared to amend the articles of association partially as follows:

Article 1 paragraph 1 will read as follows:

1

1.	The name of the company is:

Heli-One Defence B.V. and the official seat of the company is in Hoofddorp.

Article 2 will read as follows:

The objects of the company are: to perform reparations, modifications and maintenance in favour of military choppers as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest meaning.

Article 4 paragraph 1 will read as follows:

1.	The authorised capital amounts to ninety thousand Euro (EUR 90,000), divided into two hundred (200) shares of four hundred fifty Euro (EUR 450) each.

Transitory provisions

Today, up until the present amendment of the articles of association has taken effect, the issued share capital amounts to forty thousand guilders (NLG 40,000), divided in forty (40) shares, of one thousand guilders (NLG 1,000) each. Upon the execution of this deed each share, with a par value of one thousand guilders (NLG 1,000) will be converted into a share with a par value of four hundred fifty Euro (EUR 450), after which the issued capital shall amount to eighteen thousand Euro (EUR 18,000, divided into forty (40) shares of four hundred fifty Euro (EUR 450) each.

The company will maintain a non-distributable reserve for the difference between forty thousand guilders (NLG 40,000) and eighteen thousand Euro (EUR 18,000).

Closing statement

The ministerial declaration of no objections was granted on the twenty-third day of August two thousand six, under number B.V. 408748, as stated in the written declaration of the Ministry of Justice, which is attached to this instrument.

The appearer is known to me, civil law notary.

THIS DEED

drawn up to be kept in the civil law notary’s custody was executed in Amsterdam on the date first above written.

The contents of this instrument were given and explained to the appearer.

He then declared that he had timely noted and approved the contents and did not want a full reading thereof. Thereupon, after limited reading, this instrument was signed by the appearer and by me, civil law notary.

2

VAN DOORNE N.V.

Volledige en doorlopende tekst van de statuten van:

Heli-One Defence B.V.

(voorheen genaamd: Schreiner Ait Target Services B.V.),

gevestigd te Hoofddorp.

De ondergetekende:

mr. Jacobine Marga Alice Tinselboer, als waarnemer van mr. Daan ter Braak, kandidaat notaris, hiema te noemen: “notaris”, waarnemende het vacante kantoor te Amsterdam van de eervol ontslagen mr. Maria Clara Waltera van Meer, verklaart:

dat zij zich naar beste weten heeft overtuigd dat de statuten van Heli-One Defence B.V., gevestigd te Hoofddorp, luiden overeenkomstig de aan deze verklaring gehechte tekst. De statuten zijn laatstelijk gewijzigd bij akte verleden voor haar, notaris, op 1 September 2006.

De Ministeriële verklaring van geen bezwaar werd verleend op 23 augustus 2006, onder nummer B.V. 408748.

Getekend te Amsterdam op 5 September 2006.

STATUTEN

NAAM EN ZETEL

Artikel 1.

1.	De vennootschap draagt de naam: Heli-One Defence B.V. en is gevestigd te Hoofddorp.

2.	De vennootschap kan elders - zowel in het binnenland als in het buitenland - kantoren en filialen hebben.

DOEL

Artikel 2.

De vennootschap heeft ten doel: het verrichten van reparaties, modificaties en onderhoud ten behoeve van militaire helicopters, zo mede al hetgeen met het voorgaande verband houdt of daaraan bevorderlijk kan zijn, het opnemen en verstrekken van geldleningen, het verlenen van zekerheden (waaronder garanties en hypotheken) voor de schulden van de vennootschap en van anderen, voorts het deelnemen in-, samenwerken met-, het voeren van beheer over- en het financieren van andere ondernemingen, vennootschappen en rechtspersonen van welke aard ook.

DUUR

Artikel 3.

De vennootschap duurt onbepaalde tijd voort.

KAPITAAL EN AANDELEN

Artikel 4.

1.	Het maatschappelijk kapitaal van de vennootschap bedraagt negentig duizend euro (EUR 90.000), verdeeld in tweehonderd (200) aandelen van vierhonderd vijftig euro (EUR 450) elk.

2.	Hiervan zijn onder de verplichting tot volstorting veertig (40) aandelen geplaatst.

Artikel 5.

1.	De algemene vergadering van aandeelhouders besluit tot uitgifte van nog niet geplaatste aandelen en stelt de koers en de verdere voorwaarden van uitgifte vast.

2.	Bij uitgifte van aandelen moet op elk aandeel het nominale bedrag worden gestort.

3.	Leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of van certificaten daarvan mag de vennootschap slechts verstrekken tot ten hoogste het bedrag van de uitkeerbare reserves.

Artikel 6.

1.	De directie kan, onverminderd het overigens in artikel 207 en 207d van het Boek 2 van het Burgerlijk Wetboek bepaalde, de vennootschap volgestorte aandelen in haar kapitaal anders dan om niet doen verwerven, indien:

a.	het eigen vermogen, verminderd met de verkrijgingsprijs, niet kleiner is dan het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet (of de statuten) moeten worden aangehouden;

b.	het nominale bedrag van de te verkrijgen en de reeds door de vennootschap en haar dochtermaatschappijen te zamen gehouden aandelen in haar kapitaal bedraagt; en

c.	machtiging tot de verkrijging is verleend door de algemene vergadering van aandeelhouders of door een ander vennootschapsorgaan dat daartoe door de algemene vergadering van aandeelhouders is aangewezen.

Onder het begrip aandelen in dit artikel zijn certificaten van aandelen in de vennootschap begrepen

2.	Ten aanzien van vervreemding door de vennootschap van door haar verworven aandelen in haar kapitaal is artikel 5 van overeenkomstige toepassing, met dien verstande dat een zodanige vervreemding ook beneden pari zal kunnen geschieden.

3.	De vennootschap ontleent aan aandelen noch aan certificaten van aandelen in haar kapitaal, welke zij of een dochtermaatschappij in volle eigendom heeft, enig voorkeursrecht, uit welken hoofde ook.

4.	Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan kan in de algemene vergadering van aandeelhouders geen stem worden uitgebracht, evenmin voor een aandeel waarvan een hunner de certificaten houdt.

5.	Bij de vaststelling in hoeverre de aandeelhouders stemmen, aanwezig of vertegenwoordigd zijn, of in hoeverre het aandelenkapitaal verschaft wordt of vertegenwoordigt is, wordt geen rekening gehouden met aandelen waarvan de wet bepaalt dar daarvoor geen stem kan worden uitgebracht.

6.	De vennootschap ontleent aan aandelen in haar kapitaal geen recht op enige uitkering uit welken hoofde ook. Bij de berekening van de winstverdeling tellen de aandelen waaraan ingevolge het voorgaande de vennootschap geen recht op enige uitkering ontleent niet mee.

7.	De vennootschap is niet bevoegd haar medewerking te verlenen aan de uitgifte van certificaten van aandelen.

8.	Bij vestiging van een vruchtgebruik of een pandrecht op een aandeel kan het stemrecht niet aan de vruchtgebruiker of de pandhouder worden toegekend zonder schriftelijke toestemming van de algemene vergadering.

Artikel 7.

1.	De aandelen luiden op naam en zijn genummerd van 1 af. Er worden geen aandeelbewijzen uitgegeven.

2.	De directie houdt een register waarin de namen en adressen van alle houders van aandelen zijn opgenomen met vermelding van het op ieder aandeel gestorte bedrag.

3.	In het register worden tevens opgenomen de namen en adressen van hen die een recht van vruchtgebruik of een pandrecht op die aandelen hebben, met vermelding dat het aan de aandelen verbonden stemrecht aan hen niet toekomt.

4.	Iedere aandeelhouder, vruchtgebruiker en pandhouder van aandelen is verplicht er voor te zorgen dat zijn adres bij de vennootschap bekend is.

Dit adres blijft tegenover de vennootschap gelden, zolang niet bij aangetekende brief aan de directie een ander adres is opgegeven.

5.	Het register wordt door de directie regelmatig bijgehouden.

Iedere aantekening in het gemelde register wordt gedateerd en door een directeur getekend.

6.	De directie verstrekt desgevraagd aan een aandeelhouder een vruchtgebruiker en een pandhouder om niet een uittreksel uit het register met betrekking tot zijn recht op een aandeel.

7.	De directie legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders.

Artikel 8.

Indien aandelen tot een onverdeeldheid behoren kunnen de gezamenlijke gerechtigden zich slechts door een door hen schriftelijk aangewezen persoon tegenover de vennootschap doen vertegenwoordigen.

WIJZE VAN LEVERING EN TOEDELING VAN AANDELEN

Artikel 9.

1.	Voor de levering van aandelen is vereist een akte van levering en betekening van die akte aan de vennootschap of schriftelijke erkenning der levering door de vennootschap op grond van overlegging aan de vennootschap van die akte.

2.	Het in de eerste lid bepaalde vindt overeenkomstige toepassing op de toebedeling van aandelen bij scheiding van enige gemeenschap, alsmede op de vestiging en levering van een recht op vruchtgebruik en op de vestiging van pandrecht op aandelen.

BLOKKERINGSREGELING

Artikel 10.

1.	Overdracht van aandelen is slechts mogelijk na verkregen goedkeuring van de algemene vergadering van aandeelhouders. De algemene vergadering is verplicht binnen drie maanden nadat een aandeelhouder bij aangetekende brief aan de directie goedkeuring heeft verzocht, op het verzoek te beslissen en daarvan bij aangetekende brief door de directie mededeling te laten doen aan de verzoeker, bij gebreke waarvan de goedkeuring geacht wordt te zijn verleend. Wordt de goedkeuring verleend of geacht te zijn verleend, dan dient de overdracht binnen drie maanden nadien plaats te hebben.

De vennootschap kan slechts met instemming van de verzoeker/aanbieder als gegadigde voor de aandelen optreden.

2.	Indien de algemene vergadering van aandeelhouders de goedkeuring als bedoeld in lid 1 weigert en niet tegelijkertijd een of meer gegadigden aanwijst, die bereid en in staat zijn alle op het verzoek betrekking hebbende aandelen tegen contante betaling over te nemen, wordt de goedkeuring geacht te zijn verleend.

3.	Indien de verzoeker de in lid 2. bedoelde gegadigden aanvaardt en partijen het niet eens kunnen worden over de voor het aandeel of de aandelen te betalen prijs, wordt deze desverlangd vastgesteld door een deskundige, aan te wijzen door partijen in onderling overleg, of bij gebrek aan overeenstemming hierover binnen veertien dagen nadat een van de partijen aan de wederpartijen medegedeeld heeft dat zij prijsvaststelling door een onafhankelijke deskundige wenst, aan te wijzen door de voorzitter van de Kamer van Koophandel en Fabrieken tot welker ressort de statutaire zetel van de vennootschap behoort, van welke prijsvaststelling de kosten voor rekening van de vennootschap komen.

4.	Alle partijen hebben te allen tijde het recht tot uiterlijk één maand nadat hen het resultaat van de prijsvaststelling als bedoeld in het vorige lid is medegedeeld zich terug te trekken, welke terugtrekking geschiedt bij aangetekende brieven aan de wederpartij en de directie. Trekt een van de gegadigden als bedoeld in lid 2 zich terug, en zijn de overige gegadigden niet binnen veertien dagen bereid ook de daardoor vrijkomende aandelen over te nemen, dan is de verzoeker vrij in de voorgenomen overdracht van alle op het verzoek betrekking hebbende aandelen, mits de levering plaats heeft binnen drie maanden nadat is komen vast te staan dat niet alle aandelen worden opgeëist.

BESTUUR.

Artikel 11.

1.	De vennootschap wordt bestuurd door een directie bestaande uit een door de algemene vergadering van aandeelhouders vast te stellen aantal van één of meer directeuren. Ook een rechtspersoon kan directeut zijn.

2.	De directeuren worden benoemd door de algemene vergadering van aandeelhouders en kunnen door haar te allen tijde worden geschorst en ontslagen.

3.	Indien de algemene vergadering van aandeelhouders een directeur heeft geschorst, dient de algemene vergadering binnen drie maanden na ingang der schorsing te besluiten hetzij tot ontslag hetzij tot opheffing of verlenging der schorsing, bij gebreke daarvan vervalt de schorsing. Verlenging der schorsing kan slechts eenmaal geschieden en ten hoogste voor drie maanden ingaande op de dag, waarop de algemene vergadering tot verlenging besluit.

Indien de algemene vergadering niet binnen de voor de verlening bepaalde termijn tot ontslag of tot opheffing der schorsing heeft besloten, vervalt de schorsing.

4.	Een geschorste directeur wordt in de gelegenheid gesteld zich in de algemene vergadering van aandeelhouders te verantwoorden en zich daarbij door een raadsman te doen bijstaan.

5.	Ingeval van belet of ontstentenis van één of meer directeuren zijn de overblijvende directeuren of is de enig overblijvende directeur tijdelijk met het gehele bestuur belast.

Ingeval van belet of ontstentenis van alle directeuren of de enige directeur is de persoon, die de algemene vergadering van aandeelhouders daartoe telkenjare zal aanwijzen, voorlopig met het bestuur belast, onder gehoudenheid ingeval van ontstentenis ten spoedigste een algemene vergadering van aandeelhouders bijeen te roepen teneinde een definitieve voorziening te treffen.

Artikel 12.

1.	De directie is belast met het besturen van de vennootschap.

De leden van de directie zullen bij hun bestuur de eventueel door de algemene vergadering van aandeelhouders opgestelde aanwijzingen met betrekking tot de algemene lijnen van het te voeren financiële-, sociale- en economische beleid en het personeelsbeleid in de onderneming van de vennootschap in acht nemen.

2.	De directie kan, met inachtneming van deze statuten een reglement opstellen, waarin aangelegenheden, haar intern betreffende, worden geregeld. Voorts kunnen de directeuren, al dan niet bij reglement, hun werkzaamheden onderling verdelen.

3.	De directie vergadert zo.dikwijls als een directeur het verlangt. Zij besluit met volstrekte meerderheid van stemmen. Bij staking van stemmen beslist de algemene vergadering van aandeelhouders, indien een directeur daarom verzoekt.

4.	De algemene vergadering van aandeelhouders is bevoegd in het daartoe strekkende besluit van de vergadering duidelijk te omschrijven besluiten van de directie aan haar goedkeuring of machtiging te onderwerpen.

Artikel 13.

De algemene vergadering van aandeelhouders stelt het salaris, het eventueel tantième en de verdere arbeidsvoorwaarden van de directeuren vast.

PROCURATIEHOUDERS.

Artikel 14.

De directie kan aan één of meer personen in dienst der vennootschap, procuratie verlenen en aan één of meer procuratiehouders zodanige titel toekennen, als zij zal verkiezen.

VERTEGENWOORDIGING.

Artikel 15.

1.	Iedere directeur is afzonderlijk bevoegd de vennootschap in en buiten rechte te vertegenwoordigen.

2.	Indien een directeur een belang heeft strijdig met dat der vennootschap, wordt de vennootschap overeenkomstig het voorgaande vertegenwoordigd, tenzij het gaat om een overeenkomst tussen die directeur in privé en de vennootschap, in welk geval de vennootschap wordt vertegenwoordigd door een persoon, die daartoe door de algemene vergadering van aandeelhouders wordt aangewezen; zodanige persoon kan ook zijn de directeur te wiens aanzien het tegenstrijdig belang bestaat.

ALGEMENE VERGADERINGEN VAN AANDEELHOUDERS.

Artikel 16.

1.	De gewone algemene vergadering van aandeelhouders wordt jaarlijks uiterlijk binnen zes maanden na het boekjaar gehouden.

2.	In deze vergadering:

a.	wordt het door de directie schriftelijk uit te brengen jaarverslag omtrent de gang van zaken van de vennootschap en het gevoerde bestuur aan de orde gesteld;

b.	worden de jaarrekening en de winstbestemming aan de orde gesteld;

c.	wordt de persoon, bedoeld in artikel 11 lid 5 aangewezen;

d.	wordt behandeld hetgeen, met inachtneming van artikel 224 Boek 2 van het Burgerlijk Wetboek verder op de agenda is geplaatst;

e.	wordt in vacatures voorzien.

3.	Buitengewone algemene vergaderingen van aandeelhouders worden gehouden zo dikwijls de directie deze bijeen roept.

4.	Dit dient de directie te doen, indien aandeelhouders vertegenwoordigende ten minste tien procent van het geplaatste kapitaal dit schriftelijk onder opgave van de te behandelen onderwerpen aan de directie verzoeken.

Indien geen der leden van de directie alsdan een algemene vergadering bijeenroept, zodanig dat zij binnen vier weken na de dag van ontvangst van bedoeld verzoek wordt gehouden, is ieder der verzoekers zelf tot de bijeenroeping bevoegd, met inachtneming van het daaromtrent in de wet en in deze statuten bepaalde.

Artikel 17.

1.	De algemene vergaderingen van aandeelhouders worden gehouden in de statutaire plaats van vestiging der vennootschap. In een elders gehouden algemene vergadering kunnen wettige besluiten slechts worden genomen indien het gehele geplaatste kapitaal vertegenwoordigd is.

2.	De bijeenroeping geschiedt, onverminderd het bepaalde in artikel 16 lid 4, door een directeur bij aangetekende brief aan de adressen van aandeelhouders zoals vermeld in het register als bedoeld in artikel 7.

De termijn van oproeping bedraagt tenminste veertien dagen, die der oproeping en der vergadering niet medegerekend.

Bij de oproeping worden de te behandelen onderwerpen vermeld.

3.	Indien de door de wet of de statuten gegeven voorschriften voor het houden van vergaderingen en de aankondiging van de te behandelen onderwerpen niet in acht zijn genomen, kunnen, onverminderd het bepaalde in lid 1, tweede zin, desondanks rechtsgeldige besluiten worden genomen, mits in de betreffende vergadering het gehele geplaatste kapitaal is vertegenwoordigd en mits met algemene stemmen.

Artikel 18.

1.	De algemene vergadering voorziet zelf in haar leiding. De voorzitter benoemt een secretaris.

2.	Van het verhandelde in elke vergadering worden door de secretaris notulen gehouden, tenzij een notarieel procesverbaal wordt opgemaakt. Iedere directeur, zomede de voorzitter der vergadering, is te allen tijde bevoegd opdracht te geven tot het opmaken van een zodanig procesverbaal op kosten der vennootschap.

De notulen worden vastgesteld door de betreffende vergadering of een volgende vergadering en ten blijke daarvan getekend door degenen, die in de vergadering waarin de vaststelling geschiedt als voorzitter en secretaris fungeren.

Artikel 19.

1.	In de algemene vergadering van aandeelhouders geeft ieder aandeel recht op het uitbrengen van één stem.

2.	Blanco stemmen en ongeldige stemmen worden geacht niet te zijn uitgebracht.

3.	Aandeelhouders kunnen zich ter vergadering door een schriftelijk gevolmachtigde doen vertegenwoordigen.

4.	Alle besluiten worden genomen met volstrekte meerderheid van stemmen, tenzij deze statuten een grotere meerderheid verlangen.

5.	De stemmingen geschieden mondeling.

Artikel 20.

1.	Aandeelhouders kunnen alle besluiten welke zij in vergadering kunnen nemen, ook buiten vergadering nemen.

Buiten vergadering kan een besluit slechts worden genomen indien de houders van alle niet in het bezit der vennootschap zijnde aandelen zich schriftelijk, telegrafisch, per telex of per telefax ten gunste van het desbetreffende voorstel hebben uitgesproken.

2.	Als een besluit van de algemene vergadering van aandeelhouders wordt tevens aangemerkt een door de houders van alle geplaatste - niet in het bezit der vennootschap zijnde- aandelen getekende verklaring.

3.	Van besluiten, op de wijze als in de vorige leden bedoeld tot standgekomen, wordt door een directeur in het notulenboek der algemene vergadering van aandeelhouders melding gemaakt, welke vermelding door hem wordt getekend en in de eerstvolgende algemene vergadering wordt voorgelezen.

Bovendien worden de bescheiden, waaruit van het nemen van een zodanig besluit blijkt bij het notulenregister der algemene vergadering bewaard.

BOEKJAAR, JAARREKENING

Artikel 21.

1.	Het boekjaar van de vennootschap loopt van één mei tot en met dertig april van het daaropvolgend kalenderjaar.

2.	Jaarlijks binnen vijf maanden, na afloop van elk boekjaar - behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering van aandeelhouders op grond van bijzondere omstandigheden - wordt door de directie de jaarrekening opgemaakt, welke aan de algemene vergadering ter vaststelling wordt overgelegd.

De jaarrekening gaat vergezeld van het jaarverslag en van de in artikel 392, lid 1, Boek 2, Burgerlijk Wetboek bedoelde overige gegevens, een en ander voorzover op de vennootschap van toepassing. De jaarrekening wordt ondertekend door alle directeuren; ontbreekt de ondertekening van één of meer hunner, dan wordt daarvan onder opgaaf van de reden melding gemaakt.

3.	Vaststelling der jaarrekening door de algemene vergadering strekt - tenzij die vergadering een voorbehoud maakt - de directie tot décharge voor haar bestuur over het afgelopen boekjaar, onverminderd het bepaalde in artikel 249 van Boek 2 van het Burgerlijk Wetboek.

4.	Van de dag er oproeping tot de algemene vergadering, bestemd tot behandeling van de jaarrekening tot de afloop dier vergadering, liggen de in lid 2 gemelde stukken ten kantore der vennootschap voor de aandeelhouders ter inzage.

Ieder hunner kan kosteloos volledige afschriften daarvan verkrijgen. Indien de stukken gewijzigd worden vastgesteld, is de vorige zin van overeenkomstige toepassing op de aldus vastgestelde stukken.

WINST EN VERLIES.

Artikel 22.

De winst staat ter beschikking van de algemene vergadering van aandeelhouders.

Artikel 23.

1.	De vennootschap kan aan de aandeelhouders slechts uitkeringen doen voorzover het eigen vermogen van de vennootschap groter is dan het bedrag van het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

2.	Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geootloofd is.

3.	Indien de algemene vergadering van aandeelhouders zulks bepaalt, wordt een interim-dividend uitgekeerd echter uitsluitend voorzover voldaan is aan het vereiste van het eerste lid.

4.	De algemene vergadering kan besluiten dat dividenden geheel of gedeeltelijk in andere vorm dan in contacten zullen worden uitgekeerd.

5.	Ten laste van de door de wet voorgeschreven reserves mag een tekort slechts worden gedelgd voorzover de wet dat toestaat.

6.	Dividenden moeten een maand na vaststelling worden betaalbaar gesteld, tenzij de algemene vergadering van aandeelhouders een ander tijdstip bepaalt.

7.	Dividenden welke binnen vijf jaren nadat zij opeisbaar zijn geworden niet in ontvangst zijn genomen, vervallen aan de vennootschap.

VEREFFENING.

Artikel 24.

1.	Indien de vennootschap wordt ontbonden ingevolge een besluit van de algemene vergadering, geschiedt de vereffening door de directie, indien en voorzover niet de algemene vergadering anders bepaalt.

2.	De algemene vergadering stelt de beloning van de vereffenaars vast.

3.	De vereffening geschiedt met inachtneming van de wettelijke bepalingen.

Tijdens de vereffening blijven deze statuten voorzover mogelijk van kracht.

4.	Hetgeen na voldoening van alle schulden van het vermogen der vennootschap is overgebleven, wordt tussen de aandeelhouders verdeeld in verhouding van het nominaal bedrag van hun aandelenbezit.

5.	Gedurende dertig jaren na afloop der vereffening blijven de boeken en bescheiden der vennootschap berusten onder degene die daartoe door de algemene vergadering is aangewezen.